Exhibit 99.1

Hewitt Associates
100 Half Day Road Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.295.7634 www.hewitt.com

News and Information

For Immediate Release

August 5, 2008

Contacts:

Investors: Sean McHugh, (847) 442-8176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 442-6718, julie.macdonald@hewitt.com

Hewitt Associates Reports 2008 Third Quarter Results

Underlying EPS Increases 16% on Solid Net Revenue Growth of 7%

LINCOLNSHIRE, Ill.—Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2008 third quarter ended June 30, 2008.

•

Reported net revenues (revenues before reimbursements) increased 7% in the third quarter, to $777.8 million, from $728.0 million in the prior-year quarter. Benefits Outsourcing revenues increased 5%, Human Resources Business Process Outsourcing (HR BPO) revenues declined 5%, and Consulting revenues increased 18%.

•	Operating income for the third quarter increased to $81.2 million, compared with $72.4 million in the prior-year quarter, reflecting improved HR BPO operating performance.

•

Underlying operating income[1] increased 4% in the third quarter, to $83.5 million, from $80.6 million in the prior-year quarter. Underlying operating income excludes $2.3 million in pretax charges in the current period related to a previously disclosed real estate restructuring as well as $8.3 million in pretax net charges related to restructuring, severance and a legal settlement in the prior-year quarter. Current year underlying operating income includes $9.2 million in net severance costs, principally related to the previously announced Consulting segment organizational restructuring and $4.1 million in net litigation charges.

•

Net income for the third quarter increased to $48.2 million, or $0.48 per diluted share, compared with $47.5 million, or $0.43 per diluted share in the prior-year quarter. Adjusting for unusual items, underlying net income for the third quarter increased to $53.4 million, or $0.53 per diluted share, compared with $50.8 million, or $0.46 per diluted share in the prior-year quarter[1].

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[2], a non-GAAP measure, increased to $395.2 million in the current nine-month period, compared to $305.7 million in the prior-year period.

[1]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying operating income, net income and earnings per share (each a non-GAAP measure) is included in this press release.

[2]	A reconciliation of reported net income to Adjusted EBITDA (a non-GAAP measure) is included in this press release.

•

During the third quarter, the Company repurchased 338,900 of its outstanding common shares for a total of $13.0 million. From July 1, 2008 to August 4, 2008, the Company repurchased an additional 2.0 million shares for a total of $71.9 million.

Third Quarter Highlights

“We had another strong quarter with good top and bottom line growth, even while we continued to invest in the future of the business,” said Russ Fradin, chairman and chief executive officer. “I am pleased with the progress we’ve made in reducing the HR BPO operating loss while Benefits Outsourcing and Consulting continue to generate healthy revenue growth.”

Operating Performance

Reported net revenues of $777.8 million in the third quarter included a $10.7 million benefit from foreign currency translation and a $9.3 million contribution from acquisitions. Adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business3, revenues increased 6%.

Operating income for the third quarter increased to $81.2 million, compared with $72.4 million in the prior-year quarter. Higher revenues were partially offset by increased operating expenses in the current quarter, principally higher compensation and related costs. Current quarter compensation and related costs include pretax net severance expenses of $9.2 million related to workforce restructuring, mainly in the Consulting segment. Operating margin was 10.4% in the third quarter, compared to 9.9% in the prior-year period.

Third quarter operating results include a pretax charge of $2.3 million related to the previously-announced review of the Company’s real estate portfolio. The prior-year period included pretax charges of $11.6 million related to severance, the restructuring of an HR BPO contract and the resolution of a legal dispute. The prior-year period also included a favorable pretax contribution of $3.3 million related to comparable Cyborg operations. Adjusting for these items, underlying operating margin was 10.7% in the third quarter, as compared to 11.2% in the prior-year period.

Reported results in the third quarter reflect an effective tax rate of 43.5%, compared to 36.6% in the prior-year quarter.

Business Segment Results

Benefits Outsourcing

Benefits Outsourcing segment revenues increased 5% in the third quarter, to $375.0 million, from $358.7 million in the prior-year quarter. Adjusting for acquisitions of $2.8 million, and the favorable effects of foreign currency translation of $1.2 million, Benefits Outsourcing revenues increased 3%. The improvement was principally due to an increase in clients going live with contract services over the last 12 months and increased project work, partially offset by client losses.

Benefits Outsourcing segment income decreased 2% in the third quarter, to $92.9 million, compared with $95.1 million in the prior-year quarter. Segment margin was 24.8%, compared to 26.5% in the prior-year quarter. The margin decline was mainly due to higher compensation and client service delivery expenses related to certain large, complex clients that recently went live with ongoing services, increased litigation expenses, and higher performance-based compensation, partially offset by increased revenue.

Third quarter operating results include a pretax charge of $1.6 million related to the Company’s real estate portfolio review. The prior-year period included pretax charges of $2.9 million related

[3]

On January 31, 2008, the Company closed on the sale of assets related to its Cyborg business, a licensed payroll and software services organization acquired in 2003. February through June 2007 Cyborg results have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

to severance and the resolution of a legal dispute with a vendor. Adjusted for these items, underlying segment margin was 25.2% in the third quarter, compared with 27.4% in the prior-year quarter.

As of June 30, 2008, the Company was live with 19.7 million end-user benefits participants, compared with 18.0 million as of June 30, 2007.

Human Resources Business Process Outsourcing

HR BPO segment revenues decreased 5% in the third quarter, to $131.0 million, from $138.5 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $2.3 million, and excluding third-party supplier revenues and the impact of the Cyborg divestiture3, HR BPO revenues increased 4%. The revenue growth was principally due to an increase in clients going live with contract services over the last 12 months, partially offset by planned service reductions to certain clients and favorable one-time adjustments in the prior year.

The HR BPO segment loss was $16.2 million in the third quarter, compared with a loss of $37.2 million in the prior-year quarter. Segment loss improved principally due to staffing leverage, infrastructure cost management efforts and the successful renegotiation of certain client contracts.

Third quarter operating results include a pretax charge of $0.4 million related to real estate restructuring. The prior-year period included pretax charges of $7.5 million related to severance and the restructuring of an HR BPO contract, and a pretax contribution of $3.3 million from comparable Cyborg operations. Adjusting for these items, underlying HR BPO operating loss improved to $15.9 million in the third quarter, compared with a loss of $33.0 million in the prior-year quarter.

As of June 30, 2008, the Company was live with approximately 976,000 client employees with HR BPO services, compared with approximately 761,000 as of June 30, 2007.

Consulting

Consulting segment revenues increased 18% in the third quarter, to $283.5 million, from $240.9 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $7.2 million, and the effects of acquisitions of $6.5 million, Consulting revenues increased 12% over the prior-year quarter. Growth resulted principally from strength in Retirement and Financial Management services in addition to Talent and Organization Consulting services.

Consulting segment income decreased 19% in the third quarter, to $32.7 million, compared with $40.2 million in the prior-year quarter. Segment margin was 11.5%, compared with 16.7% in the prior-year quarter. The margin decrease was primarily a result of higher compensation costs, which include $6.1 million in pretax severance charges related to the previously-announced Consulting segment organizational restructuring.

Third quarter operating results include a pretax charge of $0.3 million related to real estate restructuring. The prior-year period included a pretax charge of $0.4 million related to severance. Adjusting for these items, underlying segment margin was 11.7% in the third quarter, compared with 16.9% in the prior-year quarter.

Unallocated Shared Service Costs

Unallocated shared service costs were $28.2 million, or 3.6% of net revenues, in the third quarter, compared with $25.7 million, or 3.5% of net revenues, in the prior-year quarter. The increase in expenses relative to revenues was primarily the result of higher performance-based compensation expenses and litigation expenses in the current period and the timing of favorable adjustments in the prior-year period, partially offset by lower outside consulting fees. Prior-year period results include a pretax severance charge of $0.7 million related to productivity initiatives.

Year-to-Date Results

Consolidated net revenues for the nine-month period ended June 30, 2008 increased 8%, to $2.34 billion, compared with $2.17 billion in the prior-year nine-month period. Current period results include the favorable effects of net foreign currency translation of $42.5 million and the favorable resolution of previously announced HR BPO contract restructurings of $23.1 million. Acquisitions contributed $16.8 million of revenue. Adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business, net revenues increased 6%.

Consolidated operating income for the nine-month period increased to $258.6 million, and operating margin was 11.0%, compared to $137.7 million and 6.3% in the prior-year nine month period, respectively. The margin improvement was principally due to increased revenue across all segments that more than offset higher compensation expenses, mostly in Consulting, in addition to the previously-mentioned gain on the sale of the Company’s Cyborg business in the second quarter.

Current nine-month period results include a pretax net gain of $11.8 million related to unusual items, which includes a pretax net gain of $35.44 million related to the divestiture of the Cyborg business, pretax net charges of $13.3 million related to HR BPO contract restructurings, and a pretax charge of $10.3 million related to the previously-announced review of the Company’s real estate portfolio.

The prior-year nine-month period included a net pretax charge of $39.0 million related to unusual items, which includes pretax severance charges of $23.5 million, a pretax charge of $13.9 million related to an HR BPO contract restructuring, a pretax charge of $4.5 million related to the resolution of a legal dispute, a pretax asset impairment charge of $2.6 million, and a pretax contribution of $5.5 million from comparable Cyborg operations. Adjusting for these items, underlying operating margin was 10.6% in the current nine-month period, compared with 8.2% in the prior-year period.

Net income for the nine-month period increased to $156.6 million, or $1.51 per diluted share, compared with $90.6 million, or $0.82 per diluted share in the prior-year period. Adjusting for unusual items, underlying net income for the nine-month period increased to $156.6 million, or $1.51 per diluted share, compared with $112.9 million, or $1.02 per diluted share in the prior year period.

Cash Flow

Cash flow from operations was $161.1 million in the nine-month period, compared with $258.0 million in the prior period. Free cash flow, defined as cash flow from operations less capital expenditures and capitalized software costs, was $81.3 million, compared with $195.2 million in the prior-year nine-month period. The decrease in free cash flow was driven primarily by higher performance-based compensation paid in the current year for fiscal 2007 performance, higher tax payments, increased client receivables, and HR BPO contract settlements, partially offset by higher net income.

Adjusted EBITDA, a non-GAAP measure reflecting operating income adjusted for the previously noted unusual items, depreciation and amortization, and certain other non-cash items (such as asset impairment, revenue and compensation deferrals, stock-based compensation, deferred internal software development costs, and other costs), increased to $395.2 million in the current nine-month period, compared to $305.7 million in the prior-year period. The adjusted EBITDA improvement was principally due to increased operating profits and lower cash outflows due to more live HR BPO clients.

[4]

Amount reflects a $0.2 million reduction to the $35.7 million “gain on sale of business” reported in the Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in Q2 of FY08.

Share Repurchase

During the third quarter, the Company repurchased 338,900 of its outstanding common shares at an average price of $38.39 per share, for a total of $13.0 million. Since July 1, 2008, the Company has repurchased an additional 2.0 million shares at an average price of $36.36 per share, for a total of $71.9 million. At August 4, 2008, the Company had approximately $83 million remaining under its current $750 million authorization.

Business Outlook

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following revised guidance reflects expectations for fiscal 2008 on this underlying basis, excluding the impact of unusual items:

•	Mid- to high-single digit total Company net revenue growth;

•	Underlying operating income of approximately $320 million to $335 million; and

•	Underlying diluted earnings per share of $1.90 to $2.00, with a higher probability of achieving the upper end of the range.

“We feel very positive about the progress we are making, as evidenced by our strong quarter,” said Russ Fradin, chairman and chief executive officer. “We are again raising our guidance for the year even after absorbing over $13 million in severance and litigation charges in addition to modest dilution from M&A activity.”

The Company’s fiscal 2008 guidance assumes a normalized effective tax rate of 39% and continued execution of its share repurchase program. Guidance reflects anticipated additional severance charges related to further workforce restructuring.

Guidance excludes anticipated total fiscal 2008 real estate portfolio review related charges of approximately $35 million to $45 million in addition to the previously noted unusual items, summarized in supporting schedules contained in this release.

Supplemental Information

Later this month, the Company expects to finalize $500 million in new debt financing. The Company has issued a concurrent press release that describes the terms of the new debt financing. The weighted average pretax cost of the financing is expected to be approximately 6%.

Proceeds from the financing will be used for general corporate purposes, which could include, but are not limited to, the repayment of certain existing indebtedness, share repurchases, and future acquisitions.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2008 third quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s web site at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2008	2007		2008	2007
Revenues:
Revenues before reimbursements (net revenues)	$777,758	$727,982	6.8%	$2,344,700	$2,170,816	8.0%
Reimbursements	16,821	14,330	17.4%	58,419	51,354	13.8%

Total revenues	794,579	742,312	7.0%	2,403,119	2,222,170	8.1%

Operating expenses:
Compensation and related expenses	500,714	455,069	10.0%	1,516,865	1,424,555	6.5%
Asset impairment	200	2,996	(93.3)%	2,496	6,612	(62.3)%
Reimbursable expenses	16,821	14,330	17.4%	58,419	51,354	13.8%
Other operating expenses	143,538	149,024	(3.7)%	441,707	454,959	(2.9)%
Selling, general and administrative expenses	52,125	48,521	7.4%	160,725	147,020	9.3%
Gain on sale of business	—	—	n/a	(35,667)	—	n/a

Total operating expenses	713,398	669,940	6.5%	2,144,545	2,084,500	2.9%

Operating income	81,181	72,372	12.2%	258,574	137,670	87.8%
Other income, net:
Interest expense	(5,673)	(3,861)	46.9%	(13,658)	(14,500)	(5.8)%
Interest income	4,053	7,131	(43.2)%	17,543	21,906	(19.9)%
Other income (expense), net	5,598	(682)	n/m	5,834	1,033	464.8%

Total other income, net	3,978	2,588	53.7%	9,719	8,439	15.2%

Income before income taxes	85,159	74,960	13.6%	268,293	146,109	83.6%
Provision for income taxes	37,009	27,455	34.8%	111,703	55,553	101.1%

Net income	$48,150	$47,505	1.4%	$156,590	$90,556	72.9%

Earnings per share:
Basic	$0.50	$0.44		$1.57	$0.83
Diluted(1)	$0.48	$0.43		$1.51	$0.82

Weighted average shares:
Basic	96,534,101	107,331,262		100,008,744	108,519,023
Diluted	101,939,390	112,496,542		105,118,735	111,059,224

(1)	Per FAS 128, the diluted EPS calculation includes an addback of $587 and $1,761 of interest expense on the convertible debt securities for the three and nine months ended June 30, 2008, respectively, and $587 for the three months ended June 30, 2007.

HEWITT ASSOCIATES, INC.

UNDERLYING OPERATING INCOME, NET INCOME AND EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months and nine months ended June 30, 2008 and June 30, 2007, underlying operating income and earnings per share were:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Operating income, as reported	$81,181	$72,372	$258,574	$137,670
Adjustments:
Cyborg—FY08 gain(1) / FY07 operations(2)	—	(3,315)	(35,446)	(5,525)
Asset impairment	—	—	—	2,574
Severance(3)	—	9,129	—	23,485
Real estate	2,299	—	10,347	—
HR BPO contract restructurings	—	1,900	13,323	13,900
Legal settlement(3)	—	548	—	4,548

Total adjustments	2,299	8,262	(11,776)	38,982

Underlying operating income	83,480	80,634	246,798	176,652

Total other income, net	3,978	2,588	9,719	8,439
Add A/R interest write-off(4)	—	—	273	—

Underlying other income, net	3,978	2,588	9,992	8,439
Underlying pretax income	87,458	83,222	256,790	185,091
Provision for income taxes (normalized at 39% for the three and nine months ended June 30, 2008 and 2007)(5)	34,108	32,457	100,148	72,185

Underlying net income	$53,350	$50,765	$156,642	$112,906

Underlying earnings per share:
Basic	$0.55	$0.47	$1.57	$1.04
Diluted(6)	$0.53	$0.46	$1.51	$1.02

Adjusted shares outstanding(7):
Basic	96,534,101	107,331,262	100,008,744	108,519,023
Diluted	101,939,390	112,496,542	105,118,735	112,929,972

(1)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the quarter.
(2)	Cyborg results have been excluded for February through June 2007 to enable year-over-year comparisons.
(3)	In FY07, severance related to productivity initiatives and charges related to a litigation settlement were excluded from operating income in deriving underlying net income, EPS and Adjusted EBITDA. In FY08, severance and litigation charges of $9,192 and $4,075, respectively, are included in underlying results.
(4)	Related to HR BPO contract restructurings.

(5)	The Company used an effective tax rate of 39% for the three and nine months ended June 30, 2008 and 2007 for its underlying net income calculation. The Company believes this approximates the normalized effective tax rate for both years.
(6)	Per FAS 128, the diluted EPS calculation includes an addback of $587 and $1,761 of interest expense on the convertible debt securities for the three and nine months ended June 30, 2008, and June 30, 2007, respectively.

(7)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Weighted average basic shares outstanding	96,534,101	107,331,262	100,008,744	108,519,023
Number of shares added to outstanding:
Stock options and warrants	1,909,991	1,836,241	1,916,100	1,028,743
Restricted stock	1,624,550	1,458,291	1,323,143	1,511,458
Convertible debentures	1,870,748	1,870,748	1,870,748	1,870,748

Total adjusted diluted shares	101,939,390	112,496,542	105,118,735	112,929,972

Diluted shares outstanding reflect the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. Potentially dilutive common stock equivalents include unvested restricted stock and restricted stock units, unexercised stock options and warrants that are “in-the-money”, and outstanding convertible debt securities which would have a dilutive effect if converted from debt to common stock.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2008	2007(1)		2008	2007(1)
Benefits Outsourcing
Segment revenues before reimbursements	$374,995	$358,664	4.6%	$1,162,200	$1,106,063	5.1%
Segment income	92,913	95,114	(2.3)%	298,701	243,217	22.8%
Segment income as a percentage of segment revenues	24.8%	26.5%		25.7%	22.0%

HR BPO
Segment revenues before reimbursements(2)	$130,996	$138,497	(5.4)%	$419,712	$403,132	4.1%
Segment loss	(16,234)	(37,215)	(56.4)%	(61,657)	(139,991)	(56.0)%
Segment loss as a percentage of segment revenues	(12.4)%	(26.9)%		(14.7)%	(34.7)%

Consulting
Segment revenues before reimbursements	$283,496	$240,868	17.7%	$798,490	$690,103	15.7%
Segment income	32,700	40,199	(18.7)%	93,867	99,631	(5.8)%
Segment income as a percentage of segment revenues	11.5%	16.7%		11.8%	14.4%

Total Company
Segment revenues before reimbursements(2)	$789,487	$738,029	7.0%	$2,380,402	$2,199,298	8.2%
Intersegment revenues	(11,729)	(10,047)	16.7%	(35,702)	(28,482)	25.3%

Revenues before reimbursements (net revenues)	777,758	727,982	6.8%	2,344,700	2,170,816	8.0%
Reimbursements	16,821	14,330	17.4%	58,419	51,354	13.8%

Total revenues	$794,579	$742,312	7.0%	$2,403,119	$2,222,170	8.1%

Segment income	$109,379	$98,098	11.5%	$330,911	$202,857	63.1%
Unallocated shared services costs	28,198	25,726	9.6%	72,337	65,187	11.0%

Operating income	$81,181	$72,372	12.2%	$258,574	$137,670	87.8%

(1)	Results for the prior year have been recast to be comparable to the current year presentation, primarily due to changes to the Company’s current organizational structure.
(2)	HR BPO net revenues include $8,409 and $14,848 of third-party supplier revenues for the three months ended June 30, 2008 and 2007, respectively, and $30,746 and $54,523 for the nine months ended June 30, 2008 and 2007, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for share and per share amounts)

	June 30, 2008	September 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$275,208	$378,743
Short-term investments	—	216,726
Client receivables and unbilled work in process, less allowances of $21,626 and $18,933 at June 30, 2008 and September 30, 2007, respectively	662,400	632,011
Prepaid expenses and other current assets	102,608	86,683
Funds held for clients	118,703	133,163
Deferred income taxes, net	45,019	32,533

Total current assets	1,203,938	1,479,859

Non-Current Assets:
Deferred contract costs, net	369,205	372,363
Property and equipment, net	377,970	355,907
Other intangible assets, net	200,435	196,133
Goodwill	335,104	319,314
Long-term investments	127,598	—
Other non-current assets, net	67,347	31,962

Total non-current assets	1,477,659	1,275,679

Total Assets	$2,681,597	$2,755,538

LIABILITIES
Current Liabilities:
Accounts payable	$23,530	$21,304
Accrued expenses	175,310	212,097
Funds held for clients	118,703	133,163
Advanced billings to clients	169,213	170,131
Accrued compensation and benefits	343,344	353,265
Short-term debt	131,059	30,369
Current portion of long-term debt and capital lease obligations	22,109	24,222

Total current liabilities	983,268	944,551

Non-Current Liabilities:
Deferred contract revenues	291,686	271,359
Debt and capital lease obligations, less current portion	265,791	233,465
Other non-current liabilities	194,861	165,264
Deferred income taxes, net	114,282	102,887

Total non-current liabilities	866,620	772,975

Total Liabilities	$1,849,888	$1,717,526

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands except for share and per share amounts)

	June 30, 2008	September 30, 2007
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 128,977,989 shares issued, 97,409,399 and 107,126,309 shares outstanding, as of June 30, 2008 and September 30, 2007, respectively	$1,290	$1,277
Additional paid-in capital	1,547,829	1,472,409
Cost of common stock in treasury, 31,568,590 and 20,545,944 shares of Class A common stock as of June 30, 2008 and September 30, 2007, respectively	(1,009,391)	(597,200)
Retained earnings	175,006	38,144
Accumulated other comprehensive income, net	116,975	123,382

Total stockholders’ equity	831,709	1,038,012

Total Liabilities and Stockholders’ Equity	$2,681,597	$2,755,538

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$156,590	$90,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	129,033	137,101
Gain on sale of business	(35,667)	—
Asset impairment	2,496	6,612
Share-based compensation	38,446	31,439
Deferred income taxes	2,045	11,933
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(26,360)	34,285
Prepaid expenses and other current assets	(16,244)	(18,864)
Deferred contract costs	(76,768)	(106,222)
Other assets	(24,218)	866
Accounts payable	1,516	(9,532)
Accrued compensation and benefits	(32,007)	17,077
Accrued expenses	(39,068)	(3,597)
Advanced billings to clients	8,314	(1,263)
Deferred contract revenues	81,631	76,773
Other long-term liabilities	(8,624)	(9,176)

Net cash provided by operating activities	161,115	257,988
Cash flows from investing activities:
Purchases of investments	(426,675)	(170,044)
Proceeds from sales of investments	511,614	189,207
Additions to property and equipment	(79,780)	(62,844)
Cash paid for acquisitions and transaction costs, net of cash acquired	(53,187)	(2,194)
Cash received for sale of business	42,420	—

Net cash used in investing activities	(5,608)	(45,875)
Cash flows from financing activities:
Proceeds from the exercise of stock options	31,706	35,417
Excess tax benefits from the exercise of share-based awards	3,790	1,058
Proceeds from short-term borrowings	137,829	76,970
Proceeds from long-term borrowings	39,751	—
Repayments of short-term borrowings, capital leases and long-term debt	(62,408)	(97,927)
Purchase of Class A common shares for treasury	(412,191)	(126,955)

Net cash used in financing activities	(261,523)	(111,437)
Effect of exchange rate changes on cash and cash equivalents	2,481	7,346

Net (decrease) increase in cash and cash equivalents	(103,535)	108,022
Cash and cash equivalents, beginning of period	378,743	138,928
Cash and cash equivalents, end of period	$275,208	$246,950

Supplementary disclosure of cash paid during the period:
Interest paid	$13,362	$16,923
Income taxes paid	$117,154	$69,057
Schedule of non-cash financing activities:
Capital leases	$13,185	$—

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Dollars in thousands)

	Nine Months Ended June 30,
	2008	2007
Reported net income	$156,590	$90,556
Depreciation and amortization(1)	128,067	141,347
Provision for income taxes	111,703	55,553
Interest expense (income), net	(3,885)	(7,406)
EBITDA	392,475	280,050
Adjustments:
Cyborg—FY08 gain(2) / FY07 operations(3)	(35,446)	(5,525)
Asset impairment	—	2,574
Severance(4)	—	23,485
Real estate	10,347	—
HR BPO contract restructurings	13,323	13,900
Legal settlement(4)	—	4,548

Underlying adjustments	(11,776)	38,982
Normalized depreciation and amortization addbacks(1)	1,497	—
Other expense (income)	(5,834)	(1,033)

Total adjustments	(16,113)	37,949

Adjusted EBITDA before certain non-cash addbacks	376,362	317,999

Certain non-cash addbacks:
Adjustments to asset impairments	1,307	4,038
Net deferrals(5)	5,351	(29,768)
Deferred internal software development costs	(17,031)	(12,129)
Stock-based compensation	38,598	31,439
Other	(9,392)	(5,847)

Total certain non-cash addbacks	18,833	(12,267)

Adjusted EBITDA	$395,195	$305,732

(1)	FY08 depreciation and amortization includes $1,497 of adjustments related to HR BPO contract and real estate restructurings. FY07 includes $5,200 relating to Statement of Operations reclassifications. Additionally, discount accretion on the Exult convertible debt of $966 and $954 are excluded from amounts in FY08 and in FY07, respectively.
(2)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the second quarter of FY08.
(3)	Cyborg results have been excluded for February through June 2007 to enable year-over-year comparisons.
(4)	In FY07, severance related to productivity initiatives and charges related to a litigation settlement were excluded from operating income in deriving underlying net income, EPS and Adjusted EBITDA. In FY08, severance and litigation charges of $9,192 and $4,075, respectively, are included in underlying results.
(5)	Net deferrals as presented and the net of Revenue and Cost Deferrals in the Statements of Cash Flows varies by $488 and $319 for year-to-date FY08 and FY07, respectively, relating to Balance Sheets and Statements of Operations reclassifications and amounts included within the HR BPO restructuring adjustment.